                                                                    EXHIBIT 99.1


                         TARGETED GENETICS CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)
                           CONDENSED BALANCE SHEETS

                                                               April 30,            December 31,
                                                                 1998                   1997
                                                         -------------------     -------------------
                                                             (Unaudited)
ASSETS
------
Current assets:
    Cash and cash equivalents                            $       3,009,600       $      1,011,845
    Securities available for sale                               10,506,669              4,025,976
    Prepaid expenses and other                                     205,145                248,278
                                                         -----------------       ----------------
        Total current assets                                    13,721,414              5,286,099

Property, plant and equipment, net                               3,976,835              3,927,533

Other assets                                                       508,297                553,452
                                                         -----------------       ----------------

                                                         $      18,206,546       $      9,767,084
                                                         =================       ================

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
Current liabilities:
    Accounts payable                                     $       1,710,677       $      1,352,297
    Accrued payroll and other liabilities                          282,311                275,876
    Current portion of long-term obligations                     1,168,410              1,030,562
                                                         -----------------       ----------------
        Total current liabilities                                3,161,398              2,658,735

Long-term obligations                                            1,532,318              1,516,762

Shareholders' equity:
    Preferred stock                                                      0                      0
    Common stock (28,883,381 and 20,211,114 shares
      outstanding at  April 30, 1998 and December 31,
      1997, respectively)                                       86,154,101             73,401,141
    Deficit accumulated during development stage               (72,635,349)           (67,782,204)
    Accumulated other comprehensive income                          (5,922)               (27,350)
                                                         -----------------       ----------------
        Total shareholders' equity                              13,512,830              5,591,587
                                                         -----------------       ----------------

                                                         $      18,206,546       $      9,767,084
                                                         =================       ================